North Central Bancshares, Inc.
David M. Bradley
515-576-7531
January 11, 2012

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES REPURCHASE OF WARRANT FROM U.S. TREASURY

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”) announced today that, on January 11, 2012, it completed the repurchase of the warrant to purchase the Company’s common stock (“Warrant”) held by the U.S. Department of the Treasury (“Treasury”) as part of the Treasury’s Troubled Asset Relief Program’s Capital Purchase Program (“CPP”).  The Warrant entitled Treasury to purchase 99,157 shares of the Company’s common stock at an exercise price of $15.43 per share.  The Company paid $600,000 to the Treasury to repurchase the Warrant.  With this transaction complete, the Treasury no longer holds any investment in North Central Bancshares, Inc. under the CPP.

“With the prior redemption of the CPP Preferred Stock and now the repurchase of the Warrant that had been issued to Treasury under the CPP, we are very pleased to have fully repaid our obligation and conclude our participation in Treasury’s Capital Purchase Program,” said David M. Bradley, Chairman, President and Chief Executive Officer of the Company.

About the Company
North Central Bancshares, Inc. serves communities in north central and southeastern Iowa at 11 full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, which is also headquartered in Fort Dodge, Iowa.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.  The Company’s stock is traded on The NASDAQ Global Market under the symbol “FFFD.”

For more information contact: David M. Bradley, Chairman, President, and Chief Executive Officer, 515-576-7531.